Exhibit 10.1
.
PARTICIPATION AGREEMENT

This Participation Agreement is made and effective as of the 26th day of October, 2005 between the following parties:

Triangle Petroleum USA Corporation (hereafter “Triangle”)
Suite 1110, 521 3rd Avenue SW
Calgary, AB T2P 3T3

KEROGEN Energy, Inc. (hereafter “Kerogen”)
Ashford Crossing II
1880 Dairy Ashford South, Suite 545
Houston, Texas 77077

WHEREAS, Kerogen is in the business of generating oil and gas prospects;

WHEREAS, Triangle is willing to fund the generation of shale gas prospects by Kerogen and exploit such prospects with Kerogen on the terms set forth herein.

NOW THEREFORE, the Parties, intending to be legally bound, agree as follows:

I.
Generation of Prospects

1.01 Kerogen will generate or identify in the market an initial shale gas Prospect within the Southern Fort Worth Basin (“SFWB”) which includes the following counties in Texas; Johnson, Summerville, Bosque, Hill and Hood.

1.02  Kerogen may generate additional shale gas prospects within the SFWB. Any such additional “Prospects” generated by Kerogen during the term hereof shall be offered to Triangle on the terms and conditions set forth in this Agreement.

II.
Generation Funding by Triangle

2.01 Triangle will pay Kerogen the sum of $597,600 (plus approved third party expenses) for generation of shale gas prospects within the SFWB, with the payments to be made as follows: $300,000 on October 26, 2005; $297,600 on or before October 30, 2006.
III.
Triangle Election

3.01 Except for opportunities arising from existing contracts or relationships described on Schedule 3.01, all Prospects generated, identified or acquired by Kerogen, in the SFWB, during the Term of this Agreement shall be offered to Triangle. For the purposes of this Agreement the terms “Prospect” and “Prospect Area” shall mean an oil and gas lease or leases in the immediate vicinity of each other which will include as a minimum an individual governmental proration area for potential shale well proposed under this Agreement along with all acreage that is directly adjacent to such pro-ration area. Triangle will have the opportunity to participate in the Prospect for 30% of the interest available to Kerogen at the time of the Prospect Meeting. This provision is based on the intent through this agreement for Kerogen and Triangle to work together to develop Barnett Shale Gas projects in the SFWB.

3.02 Once a Prospect is generated by Kerogen, the Prospect (with studies) will be presented in writing to Triangle, and within thirty (30) days there from the parties will convene a meeting to discuss the Prospect and a budget for the prospect (“Prospect Meeting”). All material presented by Kerogen at the Prospect Meeting will be considered “Intellectual Property”. It is also anticipated that during the Term of this Agreement Kerogen will identify projects being developed by third parties, or propose to acquire interests in projects which are already in the market. If Kerogen evaluates any of these opportunities that it considers prospective, it may call a Prospect Meeting (Note: if the opportunity is time sensitive to the degree that it may not be available later, Kerogen may request a Prospect Meeting to occur within 48 hours) to present the opportunity to Triangle. For purposes of this Agreement, such opportunity will also be referred to and be considered a Prospect. Within fifteen (15) days from the Prospect Meeting, Triangle must elect in writing to participate in the Prospect on the terms contained in this Agreement, or forfeit all rights to such Prospect to Kerogen. Time is of the essence in Triangle exercising its rights under this paragraph 3.02; failure to respond in writing within the time provided shall be deemed an election not to participate. In the event Triangle accepts the Prospect, it will be committing to 30% of Kerogen’s actual, total costs to acquire and develop the Prospect. All interpretive materials created by Kerogen and presented at the Prospect Meeting (“Intellectual Property”), shall remain the sole property of Kerogen until the Initial Test Well has been drilled and evaluated in any given Prospect. Thereafter Triangle will have earned a non exclusive license in the Intellectual Property for each Prospect in which it participates. Triangle shall treat all Intellectual Property provided to it by Kerogen as confidential. The parties will execute a binding confidentiality agreement at the Prospect Meeting. Should Triangle elect not to participate in any Prospect presented by Kerogen, it agrees to keep all information provided at the Prospect Meeting confidential and further agrees not to acquire any leases or rights to property within the Contract Area designated by Kerogen for the Prospect for 2 years from the date the Prospect Meeting. Should Triangle or any affiliate acquire such interests, it agrees to assign such interests to Kerogen upon written request, at no cost.

IV.
Leasing / Acquisition Program

4.01 Once a Prospect is generated, approved and accepted by Triangle, the parties shall immediately define in writing an Area of Mutual Interest (AMI) and Contract Area around the geographic boundaries of the Prospect for the acquisition of oil and gas leases. Any party acquiring an interest within the AMI during the term of this agreement will offer the other party that other party’s percentage interest and if that party accepts by agreeing to pay its percentage interest of actual costs then the ownership of any leases or properties acquired by either party within the Contract Area will be owned:

Triangle 30% (Subject to Kerogen 10% Carried Interest)
Kerogen 70%

Thereafter, the parties shall initiate a leasing program to lease (or farm-in) a block of prospective acreage within the Contract Area. The parties shall endeavor to lease between 30,000 and 45,000 acres (or such additional acreage as may be reasonable). In the event the Prospect is to be acquired by an acquisition or earned under a farmout or participation arrangement, then Kerogen will take such actions as are necessary to effect such transaction. Kerogen will take title in its name, to either the leases or contractual rights as is necessary to implement the plan set forth in the Prospect Meeting. At such time as Triangle has participated in the Operations necessary to test the Prospect by drilling as discussed in the Operations section below, Kerogen will prepare and deliver recordable assignments to effectively convey 90% of 30% of its interest in the drill site spacing unit for such well. Kerogen will reserve all rights not conveyed in such assignments. Kerogen will either participate for, or secure additional participants for 70% of its interest. In the event Kerogen is not able to place all or a portion of the remaining 70%, it will offer that interest to Triangle on the same terms as the 30% (adjusted proportionately to the interest so accepted by Triangle), if Triangle accepts the additional interest the parties will proceed to develop the Prospect with the necessary adjustments being made to this Agreement. In the event the entire interest cannot be placed, either with Triangle, Kerogen or third parties the Prospect will be treated as not accepted and the Parties will not pursue it. The 10% of 30% reserved to Kerogen is a carried working interest that will bear none of the drilling nor completion costs in any of the wells drilled on any of the Prospects.

4.02 Triangle will fund 30% of all of Kerogen’s actual costs for leasing and acquisition activities related to the Prospect. Kerogen may provide Triangle with a cash call representing Kerogen’s estimate of costs and expenses to be incurred during the next succeeding calendar month. Triangle agrees to pay such cash call invoice within 10 business days of receipt. In the event Triangle shall fail to pay either an actual invoice or a cash call as provided hereunder, Kerogen may tender a default notice in writing; if within thirty days of said notice the payment is not received, Kerogen may elect to hold Triangle non-consent as provided for under the Operating Agreement, or Kerogen may deem that such default is an election to reject the Prospect, if drilling has not yet commenced thereon. Triangle will have rights to audit the invoices pursuant to the Operating Agreement, should it dispute any invoice.

4.03 Kerogen will be responsible for overseeing and directing the leasing or acquisition program. Triangle will be consulted on both the budget and terms being accepted for the leases and contracts being secured in the Contract Area. Should either party want to acquire a lease, the terms of which the other party does not want to accept, it shall have the right to do so. If such lease is acquired for those terms, then that lease shall be excluded from the contract area of the Operating Agreement described in Article VI. Triangle will have full rights to access the lease and title data within any Prospect to assure itself that title and environmental conditions of the properties being acquired are acceptable to Triangle. Triangle is hereby waiving any claims of action it may have against Kerogen as Kerogen performs its duties and carries out its obligations hereunder, unless Kerogen is grossly negligent or performs acts of willful misconduct. Any assignment(s) delivered pursuant to the terms of this Agreement will be without warranty of title except by through and under Kerogen.

V.
Kerogen Election

5.01 Kerogen shall have the right and option; at any time to exchange the 10% carried interest reserved above to a proportionately reserved 3% overriding royalty, proportionately reduced to the Triangle 30% working interest.

VI.
Operations

6.01 Once a Prospect is accepted, the parties will enter into an Operating Agreement as described in paragraph 6.02. The Contract Area of which will be defined in the Prospect Meeting. Kerogen will be carried for 10% working interest (proportionately reduced to Triangle’s interest) through the tanks (or through the sales line in the event of a gas well) in all wells drilled within the Contract Areas, during the term of the Joint Operating Agreement for that Contract Area. Kerogen or a mutually acceptable third party will be designated as the Operator for the Contract Area for any Prospects.

6.02  All operations shall be conducted under the 1982 A.A.P.L. Model Form Operating Agreement (Operating Agreement). Each Contract Area shall have a separate Operating Agreement signed by the parties. In lieu of non-consent penalties in the operating agreement, should Triangle not timely elect to participate in a subsequent well, it shall be deemed to have relinquished its interest in the well and all leasehold acreage not previously assigned within the Contract Area to Kerogen.

VII.
Term

7.01 This Agreement shall continue for a Term expiring October 26, 2007. (The term of the Operating Agreement(s) referenced in paragraph 6.02 shall be as set forth in each Operating Agreement).

VIII.
No Partnership

8.01 This Agreement does not create, and is not intended to create, a partnership or joint venture between the parties, or a fiduciary or special relationship between the parties.

IX.
Limitation of Assignment

9.01 Without the prior written consent of the other Party, the rights and privileges of this Agreement, or any Prospect, or rights to any Contract Area generated pursuant to the terms hereof, may not be shown or sold by any party. Such consent may not be unreasonably withheld. This Limitation of Assignment provision will terminate upon the completion of the first well for each Contract Area as to that Contract Area. Any Assignment of any interest acquired pursuant to the terms of this Participation Agreement will be made specifically subject to the terms and provisions of this Participation Agreement.

X.
Entire Agreement and Amendments
10.01 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all other agreements written or oral between the parties with respect to such subject matter. This Agreement may not be changed, modified or amended except by a written agreement between the Parties, which specifies that it amends this Agreement.

XI.
Arbitration

11.01 Any disputes arising out of or related to this Agreement must be arbitrated in accordance with the rules for commercial arbitration disputes for the American Arbitration Association.

XII.
Notice

12.01 All notices authorized or required to be given pursuant to this Agreement shall be in writing and may be delivered by hand, mailed by first class airmail, sent by telecommunication, or overnight delivery to the address set forth in this Agreement.

The notice shall be deemed to have been given and received:
a.	if delivered, on the day on which it was delivered, excluding Saturdays, Sundays and statutory holidays; or
b.	if mailed, on the days received, or
c.	if sent by telecommunication, on the first business day following the day it was dispatched.

A party may change its address for the receipt of notices at any time by giving written notice thereof to the other party.

XII.
Counterpart Execution

This Agreement may be executed in multiple counterparts.

Triangle Petroleum USA Corporation

By:	/s/ RON HIETALA
Ron Hietala President

KEROGEN RESOURCES, INC.

By:	/s/ THOMAS HARRIS
Thomas Harris President

Schedule 3.01
Contracts and relationships

Attached to and made a part of that
certain Participating Agreement dated October 26, 2005
by and between Kerogen Resources, Inc and Triangle Petroleum USA Corp.

1. Kerogen entered into a Participation Agreement dated October 26, 2005 with Reichmann Petroleum, Inc. (“Reichmann Agreement”). The Reichmann Agreement and the rights and interests derived therefrom are excluded from the terms of this Agreement. This Agreement affects less than 7,000 acres lying partially in the SFWB.

2. Kerogen with others has formed an acquisition affiliate called Kerogen Resource Energy Acquisition Company (Delaware) (KREAC). This company while having some common management has a different capital structure, and operational directive. Its activities and business are not included in this transaction. It is a producing property acquisition vehicle. It may make acquisitions in the SWFB Area. It will use different criteria to evaluate its acquisitions than are described in Exhibit “A”. By Triangle’s execution hereof, Triangle acknowledges and waives any claim to any of the activities, properties or assets of said KREAC. There will be one exception to the foregoing, in that if said KREAC offers Kerogen an opportunity that Kerogen proposes at a Prospect Meeting then Triangle will have the opportunity to participate hereunder.